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                                                                    Exhibit 10.4

                                 AMENDMENT NO. 2
                                       TO
                              AMENDED AND RESTATED
              SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AND AGREEMENT

                              FOR KEITH L. LAMPERT


         This Amendment No. 2 (this "Amendment"), dated as of November 28, 2005, amends the Amended and Restated Supplemental Executive Retirement Plan and Agreement for Keith L. Lampert dated as of August 18, 2004 (the "SERP") by and between Concord Camera Corp. and Keith L. Lampert (the "Executive").

         WHEREAS, pursuant to Section 885(f) of the American Jobs Creation Act of 2004 Public Law 108-357 (the "Act"), the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), will be applicable to certain nonqualified deferred compensation plans, as defined in such Section 409A, with respect to amounts deferred after December 31, 2004;

         WHEREAS, amounts deferred on or prior to December 31, 2004 but not vested on such date will be subject to Section 409A;

         WHEREAS, amounts deferred and vested on or prior to December 31, 2004 will not be subject to Section 409A provided the plan under which the deferred amounts were made is not materially modified after October 3, 2004 ("Grandfathered Amounts");

         WHEREAS, on December 20, 2004, the United States Department of the Treasury and the Internal Revenue Service published Notice 2005-1 ("Notice 2005-1") to provide transitional guidance under Section 409A of the Code;

         WHEREAS, Notice 2005-1 permits an amendment of a plan on or prior to December 31, 2005 to terminate the plan as to Grandfathered Amounts and distribute the Grandfathered Amounts without subjecting the Grandfathered Amounts to Section 409A, provided that the Grandfathered Amounts are includible in the participant's income in calendar year 2005; and

         WHEREAS, the parties hereto desire to amend the SERP to terminate the SERP as to the Grandfathered Amounts and to provide for the distribution of the Grandfathered Amounts during calendar year 2005.

         NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree to the following:

         1. The SERP is hereby amended as of the date hereof to add the following new paragraph 10 to the end of Article X:


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                  "10. An Account with a balance that was vested as of December
         31, 2004 is not subject to the provisions of Section 409A (each such Account, a "Grandfathered Account" and, collectively, the "Grandfathered Accounts"). As of November 28, 2005, this Plan and Agreement is terminated as to Grandfathered Accounts. Notwithstanding any other provision of this Plan and Agreement to the contrary, the entire balance in each Grandfathered Account shall be distributed to the Executive on or before December 31, 2005. The provisions of paragraph 11, Article V of this Plan and Agreement shall not apply to any such termination."

         2. Continued Effect. Except as hereby amended, the SERP shall remain in full force and effect including, but not limited to, the provisions applicable to 409A Accounts (as such term is defined in the SERP).

         3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above written.

CONCORD CAMERA CORP.


By:  /s/ Alan Schutzman                              /s/ Keith L. Lampert
     ------------------------------                  --------------------------
      Name: Alan Schutzman                           Keith L. Lampert
      Title: SVP & General Counsel













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